Exhibit 5.1

LAW OFFICE OF LEO J. MORIARTY 3020 Old Ranch Parkway, Suite 300 Seal Beach, CA 90740 Phone: (714) 305-5783 Fax: (714) 316-1306 E-Mail: ljmlegal@aol.com

April 21, 2014

Mr. Robert Schwarz
Texas Jack Oil & Gas Corporation.
15 Belfort
Newport Coast, Ca. 92657

Re:	Texas Jack Oil & Gas Corporation.
Registration Statement on Form S-1

Dear Mr. Schwarz:

We have acted as your counsel in connection with the Registration Statement (the "Registration Statement") on Form S-2A (File No. 333-193599 ) filed by Texas Jack Oil & Gas Corporation., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the “Commission”) on April 14, 2014 under the Securities Act of 1933, as amended (the "Act"), in connection with the Primary registration of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold in the future and 8,400,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by a certain Selling Stockholders.

You have requested our opinion as to the matters set forth below relating to the Registration Statement. In connection therewith, we have examined and relied upon original, certified, conformed, photocopies or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of the officer of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photocopies or other copies.

Based on the foregoing, subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
1.  The Company validly exists as a corporation under the laws of the State of Nevada.
2.  The Selling Stockholder Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. .Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by the Selling Shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving this consent, we specifically do not allege to being an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,
Law Office of Leo J. Moriarty

/s/ Leo J. Moriarty
Leo J. Moriarty